EXHIBIT 10(g)

                            DARDEN RESTAURANTS, INC.

                  COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

                   (AMENDED AND RESTATED AS OF JULY 26, 2002)

                                     PART I

                               GENERAL PROVISIONS

A.   OBJECTIVE AND SUMMARY OF THE PLAN

     It is the intent of the Company to provide a compensation program for its non-employee directors which will attract and retain highly qualified individuals to serve in this capacity. This program shall be called the "Darden Restaurants, Inc. Compensation Plan for Non-Employee Directors" (hereinafter the "Plan"). "Compensation" shall mean the annual retainer and meeting fees for each regular or special Board of Directors meeting and any committee meeting attended. Such Compensation may be received in any combination of the following:

         1.   Cash
         2.   Deferred Cash
         3.   Darden Restaurants, Inc. Common Stock ("Common Stock")

     The combination of alternatives for each non-employee director shall equal the aggregate Compensation earned by each non-employee director. Such Compensation shall be distributed as outlined in Parts II, III, and IV hereof.

B.   ADMINISTRATION

     The Plan shall be administered by the Compensation Committee (hereinafter the "Committee") of the Board of Directors. The Committee shall have full authority and complete discretion to interpret the Plan, to promulgate such rules and regulations with respect to the Plan as it deems desirable and to make all other determinations necessary or appropriate for the administration of the Plan, and such determinations shall be final and binding upon all persons having an interest in the Plan.

C.   AWARDS UNDER THE PLAN

     The aggregate number of shares of Company Common Stock authorized to be issued under Parts III and IV hereof is 75,000, provided that all of such shares shall be issued from shares of Common Stock held in the Company's treasury. In addition, all shares of Common Stock authorized, but unissued under the predecessor Compensation Plan for Non-Employee Directors, effective May 28, 1995, as amended, shall be available and authorized for issuance under Part III or IV of this Plan.

D.   EFFECTIVE DATE AND DURATION OF THE PLAN

     The Plan shall be deemed effective October 1, 2000. No awards shall be made hereunder after September 30, 2005.

E.   AMENDMENT OF THE PLAN

     The Board of Directors may suspend or terminate the Plan or any portion thereof at any time, and the Board of Directors may amend the Plan from time to time as may be deemed to be in the best interests of the Company;

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     provided, however, that no such amendment,  suspension or termination shall be made (a) which would impair the rights of a non-employee director with respect to Compensation theretofore earned, without such person's consent, or (b) without the approval of the stockholders, which would materially increase the maximum number of shares subject to this Plan, materially increase the maximum number of shares issuable to any non-employee director under this Plan, or materially change the definition of persons eligible to receive awards under this Plan, or (c) if the Plan has been amended within the preceding six months, unless such amendment is necessary to comply with changes in the Internal Revenue Code of 1986, as amended, or the Employee Retirement Income Security Act of 1974, as amended, or rules promulgated thereunder.

F.   CHANGE OF CONTROL

     After a "Change in Control," no amendments, suspension to or action to terminate the Plan may be made which would affect Compensation earned prior to such amendments, suspensions or termination without the written consent of a majority of participants determined as of the day before a "Change in Control." Any decision or interpretation adopted by the Committee shall be final and conclusive. A "Change in Control" shall mean the occurrence of any of the following events:

     1. if any person (including a group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) becomes, directly or indirectly, the beneficial owner of twenty percent (20%) or more of the shares of the Company entitled to vote for the election of directors;

     2. as a result of or in connection with any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of the Company just prior to such event shall cease to constitute a majority of the Company's Board of Directors; or

     3. the stockholders of the Company approve an agreement providing for a transaction in which the Company will cease to be an independent publicly-owned corporation or a sale or other disposition of all or substantially all of the assets of the Company occurs.

G.   PARTICIPATION

     1. Each non-employee director of Darden Restaurants, Inc., may elect by written notice to the Company on or before each annual stockholder meeting, to participate in the Compensation alternative provisions of the Plan. Any combination of the alternatives--Cash, Deferred Cash and/or Company Common Stock--may be elected, provided the aggregate of the alternatives elected equals one hundred percent of the non-employee director's Compensation.

     2. The election shall remain in effect for a one-year period which shall begin the day of the annual stockholders meeting in September and terminate the day before the succeeding annual stockholders meeting (hereinafter "Plan Year"). The first election hereunder shall be the election made on or before the September 2000 annual stockholders meeting, and such election shall remain effective until the annual stockholders meeting to be held in September 2001. If a non-employee director fails to submit an election prior to the commencement of a new Plan Year, the election from the prior year shall remain in effect.

     3. The Plan Year shall include four Plan Quarters. Plan Quarters shall correspond to the Company's fiscal quarters.

     4. A director elected to the Board after the September Board meeting may elect, by written notice to the Company before such director's term begins, to participate in the Compensation alternatives for the remainder of that Plan Year, and elections for succeeding years shall be on the same basis as other directors.

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     5.   As soon as possible after the end of each Plan Year, the Company shall supply to each participant an account statement of participation under the Plan.

     6. Unless otherwise notified, all notices under this Plan shall be sent in writing to the Company, attention the Supervisor, Management Stock Plans, 5900 Lake Ellenor Dr., Orlando, FL 32809. All correspondence to the participants shall be sent to the address which is their recorded address as listed on the election forms.

                                     PART II

                          CASH COMPENSATION PROVISIONS

A. Each non-employee director who elects to participate under the Cash Compensation Provision of the Plan shall be paid all or the specified percentage of his or her Compensation for the Plan Year in cash, and such cash payment shall be made as of the end of each Plan Quarter.

B. If a participant dies prior to payment in full of all amounts due under the Plan, the balance of the amount due shall be payable in full to such participant's designated beneficiary, or, if none, the estate as soon as possible following death.

                                    PART III

                      DEFERRED CASH COMPENSATION PROVISION

A. Each non-employee director may elect to have all or a specified percentage of his or her Compensation for the Plan Year deferred until the participant ceases to be a director.

B. For each director who has made this Deferred Cash election, the Company shall establish a deferred compensation account and shall credit such account quarterly for the Compensation due. Each account shall be credited daily at the rate or rates of return of funds or portfolios established under a qualified benefit plan maintained by the Company which the Committee or the Minor Amendment Committee of the Committee (the "Minor Amendment Committee"), or its delegate, in its discretion, may from time to time establish. With respect to allocations made to the Company Common Stock fund, stock units shall be credited as of the last business day of the fiscal quarter, based on the mean of the high and low sale prices of Company Common Stock on the New York Stock Exchange as reported in the consolidated transaction reporting system. On each payment date for cash dividends paid on the Company's Common Stock, the Company shall credit to each participant's account a dividend equivalent amount equal to the cash dividends that would be payable by the Company on a number of shares of Common Stock equal to the number of stock units then credited to the participant's account. Such dividend equivalent amounts shall then be credited in the form of additional stock units, based on the mean of the high and low sale prices of Company Common Stock on the New York Stock Exchange as reported in the consolidated transaction reporting system on the date of the dividend payment date. Participants will have no rights as shareholders with respect to stock units credited to their accounts. Payment of amounts allocated to stock units shall be in the form of Company Common Stock and not in cash. Only a whole number of shares shall be issued, with any fractional share amount paid in cash.

C. Distribution of the participant's deferred compensation account shall be as follows:

     1. at the time, and in the form of payment, elected by the participant at the time of deferral, provided that payments will not commence until the participant ceases to be a director; or

     2. in the absence of an election at the time of deferral, in ten substantially equal annual installments beginning on January 1 of each year following the year in which the participant ceases to be a director; or

     3. if a participant makes a written request before payments have commenced, and such request is approved by the Committee, payments may be made in some other lesser number of substantially equal annual

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          installments  or in a single sum paid on a date prior to the otherwise scheduled payment commencement date; or

     4. if a participant makes a written request after payments have commenced in the form of installments, payments may be made in some other lesser number of substantially equal annual installments or in a single lump sum paid on a date prior to the otherwise scheduled payment dates, provided, however, effective immediately prior to the commencement of benefit payments pursuant to the participant's request, there shall be irrevocably forfeited from the participant's account an amount equal to ten percent (10%) of the balance of that account. Payments shall then be made based on the participant's account balance after reduction for the forfeiture noted above (plus any subsequent interest credits which may be credited to the account).

     Each installment or lump sum payment shall include the rate of return on the outstanding account balance to the date on which the distribution occurs. Except as specifically provided herein, the method of distribution approved by the Committee shall be irrevocable.

D. In the event of a severe financial hardship, a participant may apply to receive a distribution of his or her account earlier than initially elected. The Committee will review the request and shall either approve or deny the request. The determination made by the Committee will be final and binding on all parties. If the request is granted, the Committee will accelerate payments only to the extent reasonably necessary to alleviate the financial hardship.

E. If a participant dies prior to payment in full of all amounts due under the Plan, the balance of the amount due shall be payable in full to the participant's designated beneficiary, or, if none, the estate as soon as possible following death.

F. Notwithstanding any other provision of this Plan to the contrary, the Committee, by majority approval, may, in its sole discretion, direct that payments be made before such payments are otherwise due if, for any reason (including, but not limited to, a change in the tax or revenue laws of the United States of America, a published ruling or similar announcement issued by the Internal Revenue Service, a regulation issued by the Secretary of the Treasury or his or her delegate, or a decision by a court of competent jurisdiction involving a participant or beneficiary), it believes that a participant or beneficiary has recognized or will recognize income for federal income tax purposes with respect to amounts that are or will be payable to him under the Plan before they are paid to him. In making this determination, the Committee shall take into account the hardship that would be imposed on the participant or beneficiary by the payment of federal income taxes under such circumstances.

                                     PART IV

                           DRI COMMON STOCK PROVISIONS

A. Each participant may elect to receive all or a specified percentage of his or her Compensation in shares of Darden Restaurants, Inc. Common Stock, which will be issued at the end of each Plan Quarter.

B. The Company shall ensure that an adequate number of Darden Restaurants, Inc. shares of Common Stock are available for distribution to those participants making this election.

C. Only whole number of shares will be issued, with any fractional share amounts paid in cash.

D. For purposes of computing the number of shares earned each Plan Quarter, the value of each share shall be equal to the mean of the high and low prices of shares of Darden Restaurants, Inc. Common Stock on the New York Stock Exchange on the last Business Day of each Plan Quarter. For the purposes of this Plan, "Business Day" shall mean a day on which the New York Stock Exchange is open for trading.

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E.   If a participant dies prior to payment in full of all amounts due under the
     Plan, the balance of the amount due shall be payable in full to the participant's designated beneficiary, or, if none, to the participant's estate, in cash, as soon as possible following death.

                                     PART V

                    DEFERRAL OF OPTION GAIN AND STOCK AWARDS

A. PURPOSE AND EFFECT This Part V authorizes the deferral of gains from the exercise of Stock Options and the deferred receipt of Common Stock that would otherwise be received due to a Stock Award, notwithstanding any other provision in the Plan to the contrary. The Stock Options and Stock Awards that may be subject to deferral elections authorized by this Part V are limited to those made under the following stock plans of the Company (collectively, the "Stock Plans"):

          (a)  Darden Restaurants, Inc. Stock Plan for Directors;

          (b)  Darden Restaurants, Inc. 2002 Stock Incentive Plan; and

          (c) any future stock plan, agreement or arrangement of the Company that explicitly provides for such deferral elections.

     In accordance with the rules set forth in this Part V, eligible Participants may elect to (i) defer receipt of all or a portion of the shares of Common Stock representing the net gain on exercise of a Stock Option in connection with a Participant's stock-for-stock option exercise ("Option Deferral") and (ii) defer receipt of shares of Common Stock that would have been issued under a Stock Award in exchange for the Company's agreement to pay deferred compensation in the form of unrestricted shares of Common Stock ("Stock Deferral"). Grants of Stock Options and Stock Awards are governed by the Stock Plans, as they may be amended from time to time. No stock options or shares of Common Stock are authorized to be issued under this Plan (other than pursuant to Part III or IV of the Plan). Participants who elect to make a deferral in accordance with this Part V will have no rights as shareholders of the Company with respect to Stock Units credited to their Deferred Stock Unit Accounts.

B.   DEFINITIONS

     For purposes of this Part V, the terms defined elsewhere in the Plan shall have the same meanings when used in this Part V unless a different meaning is given in this Part V. In addition, the terms listed below shall have the following meanings:

          (a) Common Stock shall mean the common stock, without par value, of Darden Restaurants, Inc.

          (b) Compensation Committee shall mean the Compensation Committee of the Board of Directors of the Company.

          (c) Deferred Stock Unit Account shall mean the account established for each Participant in accordance with Subpart F of this Part V.

          (d) Exercise Date shall mean the date as of which a Stock Option is exercised under the applicable Stock Plan.

          (e)  Net Shares shall mean:

               (i) with respect to any Option Deferral pursuant to Subpart D of this Part V, the number of shares of Common Stock subject to the deferral election ("Deferred Shares") as to which the Stock Option has been exercised, less the number of shares of Common Stock

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                    delivered to pay the exercise price for the Deferred  Shares in a stock-for-stock exchange, and less any shares used to satisfy any taxes due at the time Stock Units are credited due to the Option Deferral; and

               (ii) with respect to any Stock Deferral,  the number of shares of
                    Common Stock that are subject to the deferral election that would have been issued pursuant to a Stock Award, less any shares that are used to satisfy any taxes due at the time Stock Units are credited due to the Stock Deferral.

          (f) Participant shall mean a person who is eligible under Subpart C of this Part V to make an Option Deferral as described in Subpart D of this Part V or a Stock Deferral as described in Subpart E of this Part V. A person who has become a Participant shall be considered to continue as a "participant" within the meaning of the Plan (even if such person subsequently becomes ineligible to make deferrals under this Part V) until the date of the Participant's death or, if earlier, the date when the Participant no longer satisfies the eligibility requirements in Subpart C of this Part V and the Participant has received a distribution of all of the Participant's Deferred Stock Unit Account.

          (g) Stock Award shall mean any award of Common Stock pursuant to one or more of the Company's Stock Plans.

          (h) Stock Option shall mean any stock option granted pursuant to one or more of the Company's Stock Plans.

          (i) Stock Unit shall mean one of the units credited to Participants' Deferred Stock Unit Accounts based on the number of Net Shares.

C.   ELIGIBILITY

     A person shall be eligible to make deferrals pursuant to this Part V if he or she is a non-employee director of the Company. A person who ceases to be a non-employee director of the Company shall not be eligible to make deferrals pursuant to this Part V.

D.   OPTION DEFERRAL

     As of any election date that is (i) at least six full months in advance of the applicable Exercise Date and (ii) at least six full months in advance of the date the applicable Stock Option expires, a Participant may complete and submit to the Company an irrevocable election to defer receipt of Net Shares of Common Stock resulting from a stock-for-stock exercise of an exercisable Stock Option granted to the Participant and to only pay for such exercise by tendering shares of Common Stock. Such deferral election shall specify the following:

          (a) the specific Stock Option grant and the number of shares of Common Stock subject to the deferral election; and

          (b) the distribution date and form of distribution, in accordance with the rules for payment under Part III of the Plan as modified by Subpart G below.

     A Participant may make a deferral election with respect to all or only a portion of the shares of Common Stock subject to a Stock Option ("Stock Option"). The portion of a Stock Option subject to a deferral election may not be exercised until six full months after the deferral election is made and must be exercised separately from the remainder of the Stock Option. No partial exercise of the portion of a Stock Option subject to the deferral election shall be permitted. A Participant may not deliver cash in lieu of shares of Common Stock to satisfy the Stock Option exercise price for shares subject to a deferral election. All shares of Common Stock delivered to pay the exercise price must, on the Exercise Date, have been owned by the Participant without restriction for at least six full months.

E.   STOCK DEFERRAL

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     Prior to the date on which a Participant  would be granted a Stock Award, a
     Participant may complete and submit to the Company an irrevocable election not to receive shares of Common Stock pursuant to that award,

     and to be credited instead with a number of Stock Units equal to the number of Net Shares resulting from the deferral election. Such deferral election shall specify the following:

          (a)  the anticipated Stock Award; and

          (b) the Distribution Date and form of distribution, in accordance with the rules for payment under Part III of the Plan, as modified by Subpart G below.

     Any deferral election made pursuant to this Subpart E shall apply to all of the shares of Common Stock attributable to the specified Stock Award (after reduction for any portion of the Stock Award that the Participant has elected to receive in the form of an immediate cash payment).

F.   DEFERRED STOCK ACCOUNTS

     A Deferred Stock Unit Account shall be established on behalf of each Participant for Net Shares deferred under Subpart D or E of this Part V. The provisions of this Subpart F shall be subject to the following rules:

          (a) For each Net Share deferred, a Stock Unit shall be credited to the Participant's Deferred Stock Unit Account effective as of the applicable Exercise Date or, in the case of a Stock Deferral, the date of the Stock Award.

          (b) On each payment date for cash dividends paid on the Company's Common Stock, the Company shall pay to each Participant a dividend equivalent amount equal to the cash dividends that would be payable by the Company on a number of shares of Common Stock equal to the number of Stock Units then credited to the Participant's Deferred Stock Unit Account. Such dividend equivalent amounts shall be paid directly to Participants in cash and shall not be eligible for deferral under this Plan.

          (c) In the event that the Compensation Committee determines that any dividend or other distribution (whether in the form of cash, Common Stock, securities of a subsidiary of the Company, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event affects the Common Stock such that an adjustment to the Participants' allocations to their Deferred Stock Unit Accounts is appropriate to prevent the reduction or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Compensation Committee, may, in its sole discretion and in such manner as it may deem equitable, adjust the Stock Units credited to the Participants' Deferred Stock Unit Accounts.

G.   PAYMENT OF DEFERRED AMOUNTS

     The rules regarding payment of amounts under Part III of the Plan shall apply to Deferred Stock Unit Accounts, except that

          (a) payment of Deferred Stock Unit Accounts shall be made only in the form of shares of Common Stock and not in cash,

          (b) payment with respect to Stock Units that are attributable to a Stock Deferral shall not occur prior to the time when any transfer restrictions that would have applied to the relevant Stock Award would have ended; and

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          (c)  unless the Participant elects otherwise prior to the commencement of payment, the Company shall, to the extent permitted by law, withhold from the shares of Common Stock to be transferred to the Participant the number of shares sufficient to satisfy any tax withholding required at the time of payment.

     Any reduction in the amount payable required in order to receive an accelerated distribution pursuant to Section 3 of Subpart C in Part III of the Plan shall be rounded up to the nearest whole share.

H.   FORMS AND PROCEDURE

Deferral elections made pursuant to this Part V must be made in writing on forms approved by the Compensation Committee, and shall be subject to such other procedural rules as the Compensation Committee may establish.

I.   EFFECT ON STOCK OPTIONS AND RESTRICTED STOCK AWARDS

Deferral elections made pursuant to this Part V shall constitute amendments to the Stock Options and Stock Awards to which the deferral elections apply. Any shares of Common Stock paid pursuant to this Part V on account of a Participant's deferral election shall be deemed issued under the Stock Plan under which the corresponding Stock Option or Stock Award was granted.

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